Exhibit 99.1

Brigham Exploration Provides Operational Update

          AUSTIN, Texas, Sept. 21 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced a significant Vicksburg completion, that the Cotten Land #1 was in the final stages of being completed to sales, and an initial flow rate prior to stimulation for its State Tract 109 #1 discovery. Brigham also announced two apparent West Texas oil discoveries, continued growth in its acreage position in the Williston Basin Bakken play, and updated other operational activity.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO  DRILL

Development Wells	Objective	Category	WI%	NRI	Status / Comments

Sullivan
F-33	Vicksburg	Dev	100%	76%	Initial production from deeper Dawson sand @ ~9.5 MMcfed with strong pressures

Sullivan
C-33	Vicksburg	Dev	100%	76%	Drilling potential high production rate Floyd Field development well @ 2,030’

Mills Ranch
98 #2	Hunton	Dev	100%	75%	Operations progressing, expect to be back on line soon

Mills Ranch
96 #1	Hunton	Dev	68%	56%	Drilling @ 24,134’ in Hunton with gas shows, results expected late October

Exploration Wells	Objective	Category	WI%	NRI	Status / Comments

Cotten Land
#1	Oligocene	Exp	41%	29%	Currently completing to sales, expect 8 to 15 MMcfed early rate

Williams Land
#1	Planulina	Exp	59%	43%	Preparing to commence high potential S. LA well, results expected in November

State Tract
109 #1	Lwr Frio	Exp	75%	55%	Completed 36’ of pay in Turtle Ridge discovery @ ~2.4 MMcfed, plan frac pac

Green Ranch
#1	Lwr Frio	Exp	75%	56%	Preparing to commence high potential well, results expected in December

20 Mi. Creek Fed.
#2	Muddy/Dakota	Exp	38%	30%	Drilling 9,800’ Niobrara Co., WY Conventional well @ 9,522’, results in October

Kinder Canal
Co. #1	Yegua,etc.	Exp	33%	25%	Unsuccessful attempted completion of S. Louisiana test (Plassey Prospect)

John Foley
#1	Yegua,etc.	Exp	33%	24%	Drilling S. LA multi pay bright spot well (formerly C. Broadcasting #1) @ 3,654’

Pink Floyd	Canyon	Exp	50%	40%	Completing after testing @ ~192 Bopd from 52’ pay, likely to produce 80-120 Bopd

Pink Champagne	Canyon	Exp	39%	32%	Apparent discovery completing after encountering approximately 28’ apparent pay

Resource Plays	Objective	Category	WI%	NRI	Status / Comments

Field 18-19
1-H	Bakken	Exp	100%	79%	Initially 200 Bopd after pump installation, currently 120 Bo & 132 Mcfg per day

Erickson 8-17
1-H	Bakken	Exp	100%	79%	Completing after good shows, results early October

Mracheck 15-22
1-H	Bakken	Exp	100%	77%	Drilling horizontal @ 17,300’ with good shows, results late October

Krejci Fed.
#3-29H	Mowry	Exp	50%	40%	Completing horizontal test after encountering encouraging drilling shows

Rincon Fed.
1-12H	Mowry	Exp	50%	40%	Preparing to commence 2nd 2006 horizontal Mowry test, results in December

          Gulf Coast Vicksburg Development

          Triple Crown Field 100% WI Well - The Sullivan F-33 was recently completed from the Dawson sand at an early rate of approximately 8.7 MMcf of natural gas and 140 barrels of oil (9.5 MMcfe) per day, with very strong flowing casing pressures.  This is the first well to be completed to sales in the Dawson sand, the deepest of three apparent productive intervals encountered by the well.  The Sullivan F-33 also has apparent pay in the shallower Loma Blanca interval, and approximately 63 feet of apparent pay in the shallowest 9800’ sand objective.  The shallower intervals will likely be fracture stimulated and commingled into the production stream at a later date.  Brigham has retained a 100% working interest in the Sullivan F-33, subject to a 16.5% back-in after payout, and then an additional 16.5% back-in after 200% payout.

          Floyd Fault Block Field Update - The Sullivan #10 experienced a down hole operational problem, and as a result was briefly off line in late August.  The operator now has the well back on line producing at a recent rate of approximately 1.6 MMcfe per day, with plans to increase the rate gradually to 2.7 MMcfe per day.  Brigham retains a 34% working interest in the Sullivan #10, which commenced producing in April 2004 at a rate of approximately 15 MMcfe per day, has produced approximately 7.6 Bcfe to date, and prior to the problem was producing approximately 6.6 MMcfe per day.

          Brigham recently commenced the Sullivan C-33, which is currently drilling at a depth of approximately 2,030 feet.  Brigham retains a 100% working interest in the Sullivan C-33, subject to a 33% back-in after payout.  Results are expected in November.

          Bud Brigham the Chairman, President and CEO stated, “We’re very excited about the very strong early production provided by our Dawson sand completion in the Sullivan F-33.  This is the first well we’ve completed to sales from this interval.  Provided it continues to perform, this discovery would likely add additional developmental potential to the field.  We’re also pleased to have commenced the Sullivan C-33, which given our working interest could have a material impact on our production volumes as we exit the year.”

          Gulf Coast Louisiana Miocene Trend

          Bayou Postillion Project, Iberia Parish - The Cotten Land Corp. #1 is currently in the final stages of being completed to sales.  Brigham previously production tested the well from one of two apparently productive sands at approximately 10.1 MMcfed.  Brigham expects the well to commence producing by early next week at an initial rate of between 8 and 15 MMcfe per day. Penn Virginia (NYSE: PVA) also retains a significant working interest in the Cotten Land #1 well.  Brigham currently expects to retain an approximate 38% working interest in one to two additional offsetting wells at what appears to be structurally high locations, which Brigham would likely operate and drill in early 2007.

          Gulf Coast Frio Exploration

          Turtle Ridge Lower Frio Exploration Discovery - Brigham recently production tested the State Tract 109 #1 from approximately 36 feet of apparent pay in the Lower Frio at an early rate of approximately 1.3 MMcf of natural gas, 194 barrels of condensate (2.5 MMcfe) and 22 barrels of water per day.  Given some associated sand production with a decline in the flowing pressures and production rate during the test, Brigham plans to utilize a “frac pac” completion to limit the sand production and possibly enhance the productivity of the well. An additional 21 feet of apparent net pay remains behind pipe for future completion.  The State Tract 109 #1 tested the Turtle Ridge Prospect, a Lower Frio structure covering approximately 500 acres. Brigham operates the State Tract 109 #1 with a 75% working interest, with Royale Energy, Inc. (Nasdaq: ROYL) as a participant with a 25% working interest.

          Anadarko Basin Hunton Development

          Mills Ranch Field Update - The Mills Ranch 96 #1 is currently drilling at a depth of approximately 24,134 feet, apparently in the primary objective Hunton formation, with good drilling shows.  Brigham operates the Mills Ranch 96 #1 with a 68% working and 56% net revenue interest, with Panhandle Royalty (Nasdaq: PHX) participating with a 10% working and 13% net revenue interest. Results are expected in October.

          Operations have progressed, and Brigham expects to bring the Mills Ranch 98 #2 back on line producing to sales within the next two weeks.  A tubing leak became apparent in June 2006, and prior to the mechanical problem the Mills Ranch 98 #2 was producing approximately 3.3 MMcfe per day.  Also in the Mills Ranch Field, the Mills Ranch 99 #1S2 continues to produce, at recent rates of 1.9 to 2.5 MMcfe per day.

          Bud Brigham stated, “We’re pleased with our operational progress thus far on the Mills Ranch 98 #2, and expect to have the well back on line producing to sales soon.  We’re also pleased that the Mills Ranch 99 #1S2 has continued to perform.  At this point it appears the reserves are more extensive than that encountered by the previously drilled Mills Ranch 99 #1S borehole.  We’re also very encouraged by the good shows and pressures indicated by our Hunton drilling in the Mills Ranch 96 #1 thus far.”

          Resource Plays

          North Dakota & Montana Bakken Wells - Brigham successfully installed tubing and a rod pump on its Field 18-19 1-H, which subsequently produced at rates as high as 200 barrels of oil per day, and is currently producing approximately 120 barrels of oil, 132 Mcf of natural gas and 33 barrels of water per day.  The water rate has steadily declined over time.  Prior to installation of the tubing and rod pump the well was producing approximately 100 barrels of oil per day, though the production was being inhibited by fluid loading.

          Brigham is also completing its second horizontal Bakken well, the Erickson 8-17 1-H, which encountered good drilling shows.  Brigham plans to fracture stimulate this well later this month, with results expected by early October. In addition, Brigham is currently drilling its third Bakken well, the Mracheck 15-22 1-H, which like the two prior wells has encountered good drilling shows thus far. Brigham is releasing the drilling rig utilized for its Bakken wells for two to three wells to be drilled by another operator, after which Brigham expects to commence its fourth Bakken well in the first quarter of 2007.

          Bud Brigham the Chairman, President and CEO stated, “As expected, the installation of tubing and a rod pump enhanced the lift and production for the Field 18-19 1-H.  We believe it is likely that most of our Bakken wells will require rod pumps to enhance the production.  In addition, we expect to have additional results for our next two Bakken wells over the next 45 days or so. Given our opportunity to optimize how we drill and complete these wells over time, we’re pleased with the results to date.  We’ve grown our acreage position in the play to just over 90,000 net acres.”

          2006 OPERATIONAL STATISTICS

          Thus far in 2006 Brigham has spud 35 wells, retaining an average working interest of approximately 58%.  Twenty-four of these wells have been or are currently being completed, four have been plugged and seven are currently drilling.  Brigham’s gross and net completion rate thus far in 2006 is 86% and 88% respectively.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Rob Roosa, Finance Manager
                          (512) 427-3300
SOURCE  Brigham Exploration Company
          -0-                                        09/21/2006
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /